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                                 EXHIBIT 23. (i)

                         Opinion and Consent of Counsel

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May 28, 2004

Transamerica Investors, Inc.
o/b/o Transamerica Premier Funds
570 Carillon Parkway
St. Petersburg, FL 33716

     RE: Transamerica Premier Funds
         Offering of Shares of Beneficial Interest

Dear Sir or Madam:

In my capacity as Vice President and Secretary, I have acted as counsel for Transamerica Investors, Inc. on behalf of Transamerica Premier Funds (the "Funds") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of beneficial interest, no par value, of the above-referenced Funds, including the "Rule 24f-2 Notice" for the period ended December 31, 2003, registering such shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.

I have examined the Fund's Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and non-assessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ John K. Carter
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John K. Carter
Vice President and Secretary